Exhibit 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W–9

Guidelines for Determining the Proper Identification Number to Give the Payer B Social Security numbers have nine digits separated by two hyphens: i.e., 000–00–0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00–0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY number of B		For this type of account:	Give the EMPLOYER IDENTIFICATION number of B
1.	An individual=s account	The individual	9.	A valid trust, estate or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)[5]
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]	10.	Corporate account	The corporation
3.	Husband and wife (joint account)	The actual owner of the account, or, if joint funds, either person[1]	11.	Religious, charitable, or educational organization account	The organization
4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]	12.	Partnership account held in the name of the partnership	The partnership
5.	Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor[1]	13.	Association, club, or other tax–exempt organization	The organization
6.	Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor, or incompetent person[3]	14.	A broker or registered nominee	The broker or nominee
7.	a. The usual revocable savings trust account (grantor is also trustee) b. So–called trust account that is not a legal or valid trust under State law	The grantor–trustee[1] The actual owner[1]	15.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity
8.	Sole proprietorship account	The owner[4]

_______________________________________________________             ___________________________________

1     List first and circle the name of the person whose number you furnish.

2     Circle the minor=s name and furnish the minor=s social security number.

3     Circle the ward=s, minor=s or incompetent person=s name and furnish such person=s social security number.

4     Show your individual name. You may also enter your business name. You may use either your Social Security Number or your Employer Identification Number.

5     List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W–9

Obtaining a Number

If you do not have a taxpayer identification number or you don=t know your number, obtain Form SS–5, Application for a Social Security Number Card (for individuals), or Form SS–4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service (the AIRS@) and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:
$ A corporation.
$ A financial institution.
$ An organization exempt from tax under Section 501(a) of the Internal Revenue Code of 1986, as amended (the ACode@), or an individual retirement plan.
$ The United States or any agency or instrumentalities.
$ A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality.
$ A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
$ An international organization or any agency or instrumentality thereof.
$ A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
$ A real estate investment trust.
$ A common trust fund operated by a bank under Section 584(a) of the Code.
$ An exempt charitable remainder trust, or non–exempt trust described in Section 4947(a)(1) of the Code.
$ An entity registered at all times under the Investment Company Act of 1940.
$ A foreign central bank of issue.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
  $ Payments to nonresident aliens subject to withholding under Section 1441 of the Code.
  $ Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
  $ Payments of patronage dividends where the amount
received is not paid in money.
  $ Payments made by certain foreign organizations.
  $ Payments made to a certain nominee.

Payments of interest not generally subject to backup withholding include the following:
  $ Payments of interest on obligations issued by individuals.
     Note:     You may be subject to backup withholding if this  interest is $600 or more and is paid in the course of the payer=s trade or business and you have not provided your correct taxpayer identification number to the payer.
  $ Payments of tax–exempt interest (including exempt–interest dividends under Section 852 of the Code).
  $ Payments described in Section 6049(b)(5) of the Code to nonresident aliens.
  $ Payments on tax–free covenant bonds under Section 1451 of the Code.
  $ Payments made by certain foreign organizations.
  $ Payments made to a nominee.

Exempt payees described above should file a Form W–9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE AEXEMPT@ ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W–8 (CERTIFICATE OF FOREIGN STATUS).

         Certain payments other than interest, dividends and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A(a), 6045, 6050A and 6050N of the Code and the regulations promulgated therein.

Privacy Act Notice B Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number B If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information with Respect to Withholding B If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information B Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.